Exhibit 3.3

CERTIFICATE OF CORRECTION

TO CORRECT CERTAIN ERRORS IN

THE CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EDGE TECHNOLOGY GROUP, INC.

FILED ON

SEPTEMBER 1, 2000

The undersigned, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”),

DOES HEREBY CERTIFY:

The name of the corporation as stated in its Amended and Restated Certificate of Incorporation filed at 12:00 noon on September 1, 2000, is Edge Technology Group, Inc. (the “Corporation”).

That a Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Edge Technology Group, Inc. (the “Certificate of Amendment”) was filed with the Secretary of State of the State of Delaware at 3:00 p.m. on September 1, 2000, and that said Certificate of Amendment requires correction as permitted by Section 103(f) of the DGCL.

The inaccuracy or defect of said Certificate of Amendment to be corrected is as follows: The language of the Certificate of Amendment which amended and restated Article Four, Section A, inadvertently omitted the last sentence from Article Four, Section A as accurately set forth in the Amended and Restated Certificate of Incorporation.

The amendment and restatement of Section A of Article Four contained in the Certificate of Amendment is corrected to read in its entirety as follows:

“A. The Corporation shall have authority to issue a total of twenty seven million five hundred thousand (27,500,000) shares, consisting of (a) twenty two million five hundred thousand (22,500,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, without par value. The preferred stock may be issued from time to time in one or more series and with such voting powers; full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, or restrictions thereof as shall be stated and expressed in this Certificate or in any amendment hereto, or in a resolution adopted by the board of directors.”

IN WITNESS WHEREOF, EDGE TECHNOLOGY GROUP, INC. has caused this Certificate of Correction to be executed by its duly authorized officers this 18th day of March, 2002.

EDGE TECHNOLOGY GROUP, INC.

By:	/s/ GRAHAM C. BEACHUM II
Graham C. Beachum II, President and Chief Executive Officer